Exhibit 99.2

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer,	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ENTERS INTO NEW CREDIT FACILITIES AND
COMPLETES REFINANCING TRANSACTIONS

Wyomissing, PA (January 19, 2017)—Penn National Gaming, Inc. (PENN:Nasdaq) (“Penn”), announced today that it has entered into new senior secured credit facilities and completed its other previously announced refinancing transactions for the purpose of refinancing its existing credit facilities and its existing senior unsecured notes, and raising additional capital for general corporate purposes.

Penn’s new senior secured credit facilities are comprised of a $700 million revolving credit facility with a maturity of five years, a $300 million term loan A facility with a maturity of five years and a $500 million term loan B facility with a maturity of seven years (collectively, the “New Credit Facilities”).  The interest rates applicable to loans under the New Credit Facilities are, at Penn’s option, equal to either a LIBOR rate or a base rate plus an applicable margin.  The applicable margin for the revolving credit facility and the term loan A is initially 2.25% for LIBOR loans and 1.25% for base rate loans until Penn provides financial reports for the first full fiscal quarter following closing and, thereafter, will range from 1.25% to 3.00% per annum for LIBOR loans and 0.25% to 2.00% per annum for base rate loans, in each case depending on Penn’s total net leverage ratio.  The applicable margin for the term loan B is 2.50% for LIBOR loans and 1.50% for base rate loans.  The term loan B is also subject to an interest rate floor of 0.75% for LIBOR loans and 1.75% for base rate loans.  Unused commitments under the revolving credit facility are subject to a commitment fee of 0.35% per annum, until Penn provides financial reports for the first full fiscal quarter following closing and, thereafter, 0.20% to 0.50% per annum, depending on Penn’s total net leverage ratio.

B.J. Fair, Chief Financial Officer of Penn commented, “The new senior secured credit facilities acknowledge the Company’s financial strength, liquidity and strong free cash flow generation and reflect the Company’s continued focus on actively and conservatively managing our capital structure to provide the financial flexibility to support our near- and long-term growth initiatives.  Additionally, the refinancing of our credit facilities and the completion of our other previously announced refinancing transactions position Penn with one of the most attractive weighted average cost of capital in the gaming industry, which allows us to pursue a diverse range of opportunities to enhance shareholder value.”

The proceeds of the initial funding under the New Credit Facilities, together with any remaining proceeds from the other refinancing transactions, were used to refinance Penn’s existing credit facilities and fund related transaction fees and expenses, with remaining proceeds to be available for general corporate purposes.

About Penn National Gaming

Penn is a leading, diversified, multi-jurisdictional owner and manager of gaming and racing facilities and video gaming terminal (“VGT”) operations. Penn has also recently expanded into social online gaming offerings via its Penn Interactive Ventures, LLC division and Penn’s recent acquisition of Rocket Speed, Inc. (formerly known as Rocket Games, Inc.). Penn currently owns, manages, or has ownership interests in twenty-seven facilities in the following seventeen jurisdictions: California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.

Forward-Looking Statements

This press release includes “forward looking statements,” including those statements set forth in the quotations above.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Actual results may vary materially from expectations. Although Penn believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from Penn’s expectations, and accordingly, Penn’s forward looking statements are qualified in their entirety by reference to the factors described in Penn’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). Meaningful factors that could cause actual results to differ materially from the forward looking statements include, without limitation, risks relating to the Company’s continued financial strength, liquidity, free cash flow generation, capital structure and cost of capital, financial flexibility, shareholder value, near- and long-term initiatives and other opportunities and other factors discussed in Penn’s filings with the SEC. All subsequent written and oral forward looking statements attributable to Penn or persons acting on Penn’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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